                                                                   EXHIBIT 10.42




                               PURCHASE AGREEMENT

                                     AMONG

                        GREAT AMERICAN INSURANCE COMPANY

                                      AND

                        AMERICAN EAGLE INSURANCE COMPANY

                                      AND

                           AMERICAN EAGLE GROUP, INC.

                              DATED APRIL 11, 1997

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
SECTION 1.    Purchase and Sale of Aviation Business  . . . . . . . . . . . .  1

SECTION 2.    Purchase of Other Assets  . . . . . . . . . . . . . . . . . . .  1

SECTION 3.    Reinsurance of Later Business   . . . . . . . . . . . . . . . .  2

SECTION 4.    Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . .  2

SECTION 5.    Purchase Price and Other Payments   . . . . . . . . . . . . . .  3

       Section 5.1   Purchase Price   . . . . . . . . . . . . . . . . . . . .  3
       Section 5.2   Additional Payments  . . . . . . . . . . . . . . . . . .  5

SECTION 6.    Assumption of Liabilities   . . . . . . . . . . . . . . . . . .  6

SECTION 7.    Change in Name  . . . . . . . . . . . . . . . . . . . . . . . .  6

SECTION 8.    Further Assurances  . . . . . . . . . . . . . . . . . . . . . .  7

SECTION 9.    Representations, Warranties and Covenants of Seller and AEGI  .  7

SECTION 10.   Representations, Warranties and Covenants of Purchaser  . . . . 13

SECTION 11.   Covenants of Seller   . . . . . . . . . . . . . . . . . . . . . 14

SECTION 12.   Conditions to Closing - Purchaser   . . . . . . . . . . . . . . 16

SECTION 13.   Conditions to Closing - Seller  . . . . . . . . . . . . . . . . 17

SECTION 14.   Shareholder Approval  . . . . . . . . . . . . . . . . . . . . . 18

SECTION 15.   Regulatory Approvals  . . . . . . . . . . . . . . . . . . . . . 18

SECTION 16.   Certain Terminations  . . . . . . . . . . . . . . . . . . . . . 18

SECTION 17.   Noncompete/No Solicitation and Other Actions  . . . . . . . . . 19

SECTION 18.   Termination   . . . . . . . . . . . . . . . . . . . . . . . . . 20

SECTION 19.   Effect of Termination   . . . . . . . . . . . . . . . . . . . . 21

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                                     - ii -


SECTION 20.     Indemnification   . . . . . . . . . . . . . . . . . . . . . . 21

       Section 20.1  General Indemnification Obligation of Seller and AEGI  . 21
       Section 20.2  General Indemnification Obligation of Purchaser  . . . . 22
       Section 20.3  Method of Asserting Claims, Etc.   . . . . . . . . . . . 22
       Section 20.4  Payment  . . . . . . . . . . . . . . . . . . . . . . . . 23
       Section 20.5  Other Rights and Remedies Not Affected   . . . . . . . . 24
       Section 20.6  Limitations on Amount -- Seller and AEGI   . . . . . . . 24
       Section 20.7  Limitations on Amount - Purchaser  . . . . . . . . . . . 24

SECTION 21.     Compliance with Bulk Sales Laws   . . . . . . . . . . . . . . 24

SECTION 22.     Default under the Agreement   . . . . . . . . . . . . . . . . 25

SECTION 23.     Transition  . . . . . . . . . . . . . . . . . . . . . . . . . 25

SECTION 24.     Survival of Representations and Warranties  . . . . . . . . . 25

SECTION 25.     Fees and Expenses   . . . . . . . . . . . . . . . . . . . . . 26

SECTION 26.     Press Releases  . . . . . . . . . . . . . . . . . . . . . . . 26

SECTION 27.     Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . 26

SECTION 28.     Miscellaneous   . . . . . . . . . . . . . . . . . . . . . . . 27


SCHEDULES

Schedule 1      Schedule of Aviation Business Assets
Schedule 2      Balance Sheet
Schedule 9(d)   Uncollectible Accounts Receivable
Schedule 9(g)   Existing Condition of Business
Schedule 9(i)   Condition of Tangible Assets
Schedule 9(l)   Ownership of Software
Schedule 9(p)   Agents and Brokers
Schedule 9(r)   Legal Actions
Schedule 9(t)   Schedule of Reinsurance Contracts
Schedule 9(u)   Consents and Authorizations
Schedule 9(w)   Schedule of Material Contracts
Schedule 10(c)  Consents Required of Purchaser
Schedule 17(b)  Schedule of Excluded Employees

EXHIBITS

Exhibit A       Quota Share Reinsurance Agreement
Exhibit B       Reinsurance Agreement
Exhibit C       Claims Servicing Agreement
Exhibit D       Computer System Use Agreement
Exhibit E       Mutual Release
Exhibit F       Commitment of Mason Best

                               PURCHASE AGREEMENT


       THIS PURCHASE AGREEMENT, dated as of April 11, 1997, is entered into among GREAT AMERICAN INSURANCE COMPANY, an Ohio corporation (hereinafter called the "Purchaser"), AMERICAN EAGLE INSURANCE COMPANY, a Texas corporation (hereinafter called the "Seller") and AMERICAN EAGLE GROUP, INC., a Delaware corporation (hereinafter called "AEGI").

                                    RECITALS

       WHEREAS, Purchaser desires to purchase from Seller and AEGI and Seller and AEGI desire to sell to Purchaser certain aviation insurance business and other rights and assets in connection therewith, all as more fully set forth herein; and

       NOW, THEREFORE, in consideration of the foregoing, the Purchase Price (as hereinafter defined), the release of certain claims, the mutual agreements and other consideration hereinafter set forth, Purchaser and Seller hereby agree as follows:


SECTION 1.    PURCHASE AND SALE OF AVIATION BUSINESS.

       On the basis of the representations and warranties herein contained, for the consideration and subject to the terms and conditions herein set forth, Seller hereby agrees to convey, sell, assign, transfer and deliver to Purchaser on the Closing Date (as defined in Section 4 below), and Purchaser agrees to acquire, receive, assume and accept assignment, transfer and delivery from Seller on the Closing Date, Seller's right, title, interest and obligations in, to and under all aviation insurance business, as more fully described on
Schedule 1 attached hereto and incorporated herein by this reference, which was written or assumed by Seller, during the period commencing January 1, 1993 and ending March 31, 1997 (the "Aviation Business") which Aviation Business, when and if renewed through the respective agents and brokers therefor, shall be effected by the issuance of policies by Purchaser.


SECTION 2.    PURCHASE OF OTHER ASSETS.

       In addition to the Aviation Business, the following assets will be sold and conveyed by Seller to Purchaser on the Closing Date (the Aviation Business and the following assets, collectively referred to as the "Assets"):

(a) All assets and properties reflected on the March 31, 1997 ("Balance Sheet Date") Balance Sheet, attached hereto as Schedule 2 (the "Balance Sheet").

(b) All right, title and interest of Seller and AEGI in and to the computer equipment and software used in connection with the Aviation Business, and the Reinsured Business (as hereinafter defined) including, without limitation, any license agreement relating thereto;

(c) All right, title and interest of Seller and AEGI in and to the lease for the eighth and ninth floors located in the building in which Seller's offices at 12801 North Central Expressway, Dallas, Texas are located (the "Office Lease");

(d) All right, title and interest of Seller and AEGI in and to the names "American Eagle Insurance Company" and "American Eagle Group, Inc." including, without limitation, any and all trademarks or trademark applications pertaining thereto and all patents, trademarks, tradenames, service marks, copyright, the Software (as hereinafter defined), trade secrets or know-how used in the Aviation Business (the "Intellectual Property");

(e) All right, title and interest of Seller in and to the Reinsurance Contracts (as hereinafter defined);

(f) All right, title and interest of Seller and AEGI in and to all furniture, fixtures and tangible personal property used in connection with the Aviation Business or the Reinsured Business; and

(g) All right, title and interest of Seller and AEGI in and to all other tangible and intangible property relating to or used in connection with the Aviation Business or the Reinsured Business; provided, however, the assets listed on the attached Schedule 2 shall not be included in the definition of Assets hereunder.


SECTION 3.    REINSURANCE OF LATER BUSINESS.

       Seller and Purchaser will enter into a Quota Share Reinsurance Agreement in the form attached hereto marked Exhibit A and incorporated herein by this reference effective as of the date hereof pursuant to which Purchaser will reinsure all aviation business of Seller in force as of April 1, 1997 and all aviation business, written or renewed by Seller after March 31, 1997 and before such time as Purchaser is qualified to issue directly its own policies as contemplated by Section 23(a) (the "Reinsured Business").


SECTION 4.    CLOSING.

The closing for the transactions contemplated by this Agreement shall take place at the offices of Seller, or such other place as may be agreed to in writing by Purchaser and Seller, within three (3) business days of the satisfaction of the conditions of closing set forth in Sections 12 and 13 of this Agreement, but not later than July 31, 1997 (the "Termination Date"), unless extended by mutual consent in writing by the parties hereto. The date and time of the closing are referred to herein as the "Closing Date" and the consummation of the transactions to be consummated on the Closing Date is referred to herein as the "Closing".


SECTION 5.    PURCHASE PRICE AND OTHER PAYMENTS.

       Section 5.1 Purchase Price. Subject to the terms and conditions herein stated, the parties hereto agree that, effective as of the Closing Date:

(a) Seller shall deliver and convey to Purchaser assets having a market value equal to all liabilities of the Aviation Business and the Reinsured Business, including, without limitation, all loss and loss adjustment expense reserves and reserves for incurred but not reported losses, all as reflected on the Balance Sheet.

(b) In addition to the payment required by subsection 5.1(d) below, Purchaser shall pay to Seller, as a commission, an amount equal to thirty percent (30%) of unearned premiums to be transferred to Purchaser.

(c) In addition to payments required by subsection 5.1(b) above and 5.1(d) below, Purchaser shall pay to Seller an amount equal to the book value, adjusted for depreciation (as determined by generally accepted accounting principles) of all furniture, fixtures and equipment, including electronic data processing equipment included within the Assets.

(d) In consideration for conveyance of the Assets to Purchaser, Purchaser shall convey and deliver to Seller all shares of the Series D Preferred Stock of AEGI owned by Purchaser, together with undated stock powers duly endorsed in blank. The shares of Series D Preferred Stock shall be conveyed free and clear of any liens, mortgages, security interests or other claims whatsoever.

(e) Within twenty (20) days after the Closing, Purchaser shall prepare a balance sheet as of the Closing Date ("Closing Date Balance Sheet") for the Aviation Business using the same format and methodology employed in preparing the Balance Sheet. Using the amounts reflected on such Closing Date Balance Sheet, the following adjustments shall be made to the Investment Account (as hereinafter defined):

              (i) If the total of the Assets reflected on the Closing Date Balance Sheet other than Investments (collectively the "Other Assets") is greater than the total amount of the Other Assets shown on the Balance Sheet, the amount reflected on the Balance Sheet as Investments, (hereafter, the "Investment Account") shall be reduced by such amount;

              (ii) If the total of the Other Assets reflected on the Closing Date Balance Sheet is less than the total amount of the Other Assets shown on the Balance Sheet, the Investment Account shall be increased by such amount;

              (iii) If the total of the Liabilities reflected on the Closing Date Balance Sheet other than Loss and Loss Adjustment Expense Reserves (which shall be the same as shown on the Balance Sheet) (collectively the "Other Liabilities") is greater than the total amount of the Other Liabilities shown on the Balance Sheet, the Investment Account shall be increased by such amount;

              (iv) If the total of the Other Liabilities reflected on the Closing Date Balance Sheet is less than the total amount of the Other Liabilities shown on the Balance Sheet, the Investment Account shall be reduced by such amount;

              (v) The Investment Account shall be reduced by all cash claims paid after March 31, 1997 by the Seller with respect to the Aviation Business and the Reinsured Business after deducting any amounts paid by Purchaser under the Quota Share Reinsurance Agreement;

              (vi) The Investment Account shall be increased by all reinsurance premiums payable to the Purchaser (net of ceding commissions due Seller) under the Quota Share Reinsurance Agreement; and

              (vii) If the amount of the Investment Account as adjusted in accordance with (i) through (vi) above increases, the amount of such increase shall be paid to Purchaser by delivery of cash or readily marketable securities. If the amount of the Investment Account decreases, the amount of such decrease shall be paid to Seller by delivery of cash or readily marketable securities. Any amounts payable hereunder shall be due and payable within ten (10) days of the delivery of the Closing Date Balance Sheet, if there shall not be any dispute with respect thereto, or within five (5) days after the resolution of any dispute relating thereto.

(f) Any dispute which may arise between Seller and Purchaser as to the Closing Date Balance Sheet or the proper amount of the adjustment to the Investment Account shall be resolved in the following manner:

              (i) Seller, if it disputes the Closing Date Balance Sheet or the amount of the adjustment to the Investment Account, shall notify Purchaser in writing within ten (10) days after the issuance of the Closing Date Balance Sheet pursuant hereto that Seller disputes the Closing Date Balance Sheet or the amount of the adjustment to the Investment Account; such notice shall specify in reasonable detail the nature of the dispute;

              (ii) during the ten (10) day period following the date of such notice, Seller and Purchaser shall attempt to resolve such dispute and to determine the appropriateness of the Closing Date Balance Sheet or the adjustment to Investment Account; and

              (iii) if at the end of the ten (10) day period specified in subsection (ii) above, Seller and Purchaser shall have failed to reach a written agreement with respect to such dispute, the matter shall be referred to Deloitte & Touche, independent certified public accountants (the "Arbitrator"), which shall act as an arbitrator and shall issue its report as to the Closing Date Balance Sheet or the adjustment to Investment Account within sixty (60) days after such dispute is referred to the Arbitrator. Each of the parties hereto shall bear all costs and expenses incurred by it in connection with such arbitration, except that the fees and expenses of the Arbitrator hereunder shall be borne equally by Seller and Purchaser. This provision for arbitration shall be specifically enforceable by the parties and the decision of the Arbitrator in accordance with the provisions hereof shall be final and binding and there shall be no right of appeal therefrom.

(g) Seller shall provide to Purchaser the files and records comprising the underwriting, policy, producer and claims files and related daily report files maintained by Seller in the operation of the Aviation Business (the "Files").

(h) Purchaser and Seller shall each execute and deliver such instruments, and take or cause to be taken such further action as may be reasonably necessary or desirable in order to consummate the Closing hereunder.

       Section 5.2   Additional Payments.

(a) Within 30 days after receipt by Purchaser, Purchaser shall remit to Seller an amount equal to all funds collected by Purchaser with respect to all Agent's Balances of the Aviation Business which are in excess of 90 days old as of the Closing Date.

(b) Purchaser shall pay to Seller a commission equal to Four Percent (4%) of the Renewal Premiums (as hereinafter defined ) received by Purchaser during the first year following the Closing Date on all Aviation Business and Reinsured Business transferred to Purchaser.

(c) Purchaser shall pay to Seller a commission equal to Two Percent (2%) of the Renewal Premiums (as hereinafter defined) received by Purchaser during the second year following the Closing Date on all Aviation Business and Reinsured Business transferred to Purchaser.

(d) Purchaser shall pay to Seller a commission equal to One Percent (1%) of the Renewal Premiums (as hereinafter defined) received by Purchaser during the third year following the Closing Date on all Aviation Business and Reinsured Business transferred to Purchaser.

       For purposes of this Agreement, Renewal Premiums shall mean all direct written premiums on policies renewed after the Closing Date less the sum of any return premiums or cancellations . Amounts payable to Seller under Sections 5.2(b), (c) and (d) above shall be paid quarterly in arrears within thirty (30) days after the end of each quarter.

SECTION 6.    ASSUMPTION OF LIABILITIES.

       At the Closing and except as otherwise specifically provided in this
Section 6, Purchaser shall assume and agree to pay, discharge or perform, as appropriate, the following liabilities and obligations of Seller:

(a) All liabilities and obligations of Seller in respect of the Aviation Business existing as of the Balance Sheet Date, but only if and to the extent that the same are accrued or reserved for on the Balance Sheet and remain unpaid and undischarged on the Closing Date except Loss and Loss Adjustment Expense Reserves.

(b) All unpaid losses and unpaid loss adjustment expenses of Seller with respect to the Aviation Business arising in the regular and ordinary course on or after January 1, 1993.

(c) The obligations of Seller under the Reinsurance Contracts and the Contracts identified on Schedule 9(w).

(d) Bad faith liability claims arising under policies identified on Schedule 9(w) and other litigation listed on Schedule 9(r) hereof.

       The foregoing described liabilities and the obligations of the Purchaser under the Quota Share Reinsurance Agreement (Exhibit "A") and the Reinsurance Agreement (Exhibit "B") are hereinafter referred to as the "Assumed Liabilities."

       NOTWITHSTANDING ANY PROVISION HEREIN TO THE CONTRARY, PURCHASER SHALL NOT ASSUME OR BECOME LIABLE IN ANY MANNER FOR ANY LIABILITY OR OBLIGATION OF SELLER OR AEGI, AND SELLER AND AEGI SHALL REMAIN SOLELY RESPONSIBLE FOR ANY AND ALL LIABILITIES AND OBLIGATIONS OF SELLER AND AEGI, OTHER THAN THE ASSUMED LIABILITIES.


SECTION 7.    CHANGE IN NAME.

       On the Closing Date, Seller and AEGI shall deliver to Purchaser all such executed documents as may be required to change Seller's and AEGI's names on that date to names bearing no similarity to American Eagle, including but not limited to a name change amendments with the Secretaries of State of Texas and Delaware. Within one hundred eighty days (180) after the Closing Date, AEGI and Seller shall file appropriate name change notices for each state where Seller and AEGI are qualified to do business. Seller and AEGI hereby appoint Purchaser as their attorney-in-fact to file all such documents on or after the Closing Date.


SECTION 8.    FURTHER ASSURANCES.

       Seller and AEGI from time to time after the Closing, at Purchaser's request, will, execute, acknowledge and deliver to Purchaser such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as Purchaser may reasonably require in order to vest more effectively in Purchaser, or to put Purchaser more fully in possession of, any of the Assets, or to better enable Purchaser to complete, perform or discharge any of the Assumed Liabilities. Each of the parties hereto will cooperate with the other and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.


SECTION 9.    REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AND AEGI.

       Seller and AEGI represent, warrant and covenant to Purchaser as follows:

(a) Corporate Existence, Corporate Power. Each of the Seller and AEGI is a corporation, duly organized, validly existing and in good standing under the laws of the state of its incorporation, and, subject to receipt of requisite shareholder approval, each has the requisite corporate power and authority to consummate the transactions contemplated and to perform its respective obligations under this Agreement. The Board of Directors of Seller and AEGI have approved the execution of this Agreement and Seller and AEGI will have, prior to the Closing Date, taken all other corporate action required by law, its respective certificate of incorporation, by-laws or otherwise, to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

(b) Enforceability. This Agreement and the other transaction documents have been, or on or prior to the Closing Date will be, duly executed and delivered on behalf of the Seller and AEGI, and constitute, or will constitute, the legal, valid and binding obligation of the Seller and AEGI, enforceable against them in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(c) Balance Sheets. The Balance Sheet, including the related notes, fairly present the financial position, assets and liabilities (whether accrued, absolute, contingent or otherwise) of the Aviation Business as of the Balance Sheet Date. The Balance Sheet specifically identifies the assets and liabilities which, if the Closing had been held on the Balance Sheet Date, would have been transferred to or assumed by Purchaser in accordance herewith.

(d) Accounts Receivable. The accounts receivable of Seller arising from the Aviation Business and Reinsured Business as set forth on the Balance Sheet are valid and genuine; have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice; are not subject to valid defenses, set-offs or counterclaims; and except as set forth on Schedule 9(d), to Seller's knowledge, are collectible within ninety (90) days after billing at the full recorded amount thereof less, in the case of accounts receivable appearing on the Balance Sheet, the recorded allowance for collection losses on the Balance Sheet.

(e) Tax and Other Returns and Reports. The Seller and AEGI have filed or caused to be filed all tax returns which are required to be filed in connection with the Aviation Business and the Reinsured Business and all taxes shown to be due and payable on said returns or on any assessments made against Seller or AEGI, any of their property, and all other taxes, fees or other charges imposed on Seller or AEGI, or any of their property by any governmental authority that are due and payable, have been paid (other than any taxes, fees or other charges the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves in conformity with GAAP have been provided on the books of the Seller or
       AEGI); to the knowledge of Seller and AEGI, no tax lien has been filed and no claim is being asserted, with respect to any such tax, fee or other charge.

(f) Books of Account. The books, records and accounts of Seller have been maintained accurately and fairly reflect, in reasonable detail, the transactions and the assets and liabilities of Seller with respect to the Aviation Business and Reinsured Business. Seller has not engaged in any transaction with respect to the Aviation Business and Reinsured Business, maintained any bank account for the Aviation Business and Reinsured Business or used any of the funds of Seller in the conduct of the Aviation Business and Reinsured Business except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the business.

(g) Existing Condition. Except as set forth on Schedule 9(g), since the Balance Sheet Date, Seller with respect to the Aviation Business and Reinsured Business has not:

       (i) incurred any liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice, or discharged or satisfied any lien or encumbrance, or paid any liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any liabilities of which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to it or any of its assets or properties;

       (ii) sold, encumbered, assigned or transferred any assets or properties, except for the sale of inventory in the ordinary course of business consistent with past practice;

       (iii) made or suffered any amendment or termination of any material agreement, contract, commitment, lease or plan to which it is party or by which it is bound, or cancelled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, whether or not in the ordinary course of business; or

       (iv) entered into any transaction other than in the ordinary course of business consistent with past practice.

(h) Title to Properties. Seller has good and valid title to all of its properties and assets, real, personal and mixed, which are included in the Assets (except for inventory sold since the date thereof in the ordinary course of business consistent with past practice), which Assets shall be on the Closing Date free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions, other third party interests, and other encumbrances and defects of title of any nature whatsoever, except for liens for current real or personal property taxes not yet due and payable.

(i) Condition of Tangible Assets. All buildings, structures, facilities, equipment and other material items of tangible property and assets which are included in the Assets are in good operating condition and repair, subject only to normal wear and maintenance, are usable in the regular and ordinary course of business and conform to all applicable laws, ordinances, codes, rules and regulations, and authorizations relating to their construction, use and operation. No person other than Seller owns any equipment or other tangible assets or properties situated on the premises of Seller or necessary to the operation of the Aviation Business, except for leased items disclosed on Schedule 9(i).

(j)    Employee Benefit Plans and Arrangements.

       (i) For the purposes hereof, the term "employee benefit plan" includes all plans, funds, programs, policies, arrangements, practices, customs and understandings providing benefits of economic value to any employee, former employee, or present or former beneficiary, dependent or assignee of any such employee or former employee other than regular salary, wages or commissions paid substantially concurrently with the performance of the services for which paid. Without limitation, the term "employee benefit plan" includes all employee welfare benefit plans within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), all employee pension benefit plans within the meaning of section 3(2) of ERISA.

       (ii) Seller has not directly or indirectly acted in any manner or incurred any obligation or liability, and will not directly or indirectly act in any manner in the future or incur any obligation or liability in the future with respect to any employee benefit plan which has or could give rise to any liens on any of the Assets, or which could result in any liability or obligation to Purchaser, whether arising out of the establishment, operation, administration or termination of such benefit plan or the transactions contemplated by this Agreement.

       (iii) Seller has timely provided or will timely provide all notices and any continuation of health benefit coverage (including, without limitation, medical and dental coverage) required to be provided to employees, former employees or the beneficiaries or dependents of such employees or former employees, under Part 6 of Subtitle B of Title I of ERISA or, as applicable, COBRA to the extent such notices and continuation of health benefit coverage are required to be provided by reason of the events occurring prior to or on the Closing Date or by reason of the transactions contemplated by this Agreement. To the extent required by COBRA, Seller will treat its employees (and their dependents and beneficiaries) as of the Closing Date as having incurred a "qualifying event" (within the meaning of ERISA Section 603 and, as applicable, Code
              Section 4980B(f)(3)) on the Closing Date. Seller will continue the health benefit coverage required by COBRA.

(k) Intellectual Property Matters. The Seller in the conduct of the Aviation Business does not infringe upon or unlawfully or wrongfully use any Intellectual Property owned or claimed by another.

(l)    The Software.

       (i) Performance. The computer software of Seller included in the Intellectual Property (the "Software") contains all computer programs, materials, tapes, know-how, object and source codes, other written materials, know-how and processes used in connection with the Aviation Business and the Reinsurance Business. Seller has delivered to the Purchaser complete and correct copies of all user and technical documentation related to the Software.

       (ii) Title. Except as set forth on Schedule 9(l), all right, title and interest in and to the Airpack System and Eagle Express System is owned by Seller, free and clear of all liens, claims, charges or encumbrances, are fully transferable to the Purchaser, and no party other than Seller has any interest in the Software, including without limitation, any security interest, license, contingent interest or otherwise. Seller's development, use, sale or exploitation of the Software does not violate, any rights of any other person or entity and Seller has not received any communication alleging such a violation. Seller does not have any obligation to compensate any person for the development, use, sale or exploitation of the Software nor has Seller granted to any other person or entity any license, option or other rights to develop, use, sell or exploit in any manner the Software, whether requiring the payment of royalties or not.

       (iii) Delivery of All Copies. All copies of the Software embodied in physical form are being delivered to the Purchaser at or prior to the Closing.

(m) Environmental Matters. Except for any violation which, individually or in the aggregate, would not have a material adverse effect on the Assets, the Aviation Business or Reinsurance Business, Seller is not in violation of any laws, rules or regulations relating to pollution or protection of the environment, including regulations relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, surface water, groundwater, or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

(n) Assets. Except for licenses, permits and governmental authorizations required to operate the Aviation Business and the Reinsurance Business which are not transferable, the Assets include all rights and property essential to the conduct of the Aviation Business by Purchaser in the manner it is presently conducted by Seller and no property excluded from the Assets constitutes property or rights material to the Aviation Business.

(o) Solvency. After giving effect to the transactions contemplated by this Agreement, each of the Seller and AEGI, individually and on a consolidated basis, will be solvent, able to pay its debts as they mature, have capital sufficient to carry on its business and all businesses in which it is about to engage, and

       (i) the assets of each of Seller and AEGI, individually and on a consolidated basis, at a fair valuation, exceed the total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of Seller and AEGI;

       (ii) current projections which are based on underlying assumptions which provide a reasonable basis for the projections and which reflect Seller's judgment based on present circumstances, the most likely set of conditions and Seller's most likely course of action for the period projected, demonstrate that Seller and AEGI, individually and on a consolidated basis, will have sufficient cash flow to enable them to pay their debts as the mature or the Seller is reasonably satisfied that it will be able to refinance such debt at or prior to maturity on commercially reasonable terms; and

       (iii) Seller and AEGI do not have an unreasonably small capital base with which to engage in its anticipated business.

(p) Agents and Brokers. Schedule 9(p) is a true, complete and accurate list of the agents and brokers which have generated Aviation Business and Reinsured Business that is currently in-force with Seller.

(q) Information. The Files include the underwriting, policy, producer and claims information and records normally generated and maintained by Seller in the ordinary course of its operation of the Aviation Business and the Reinsured Business.

(r) Legal Actions. As of the date hereof, except as set forth on Schedule 9(r), to the knowledge of Seller and AEGI, there are no legal actions, arbitrations, suits or proceedings (other than claims pending for benefits under insurance policies) in any court or before any governmental agency or instrumentality pending against the Seller or AEGI which could materially adversely effect the Aviation Business or the Reinsured Business. As of the date hereof, to the knowledge of Seller and AEGI, there are no legal actions, arbitrations, suits, or proceedings pending in any court or before any governmental agency or instrumentality against the Seller or AEGI which would prevent the carrying out of this Agreement or any of the transactions contemplated hereby or declare the same unlawful or cause the rescission thereof. Except as disclosed on Schedule 9(r), the Seller has not been charged with or, to its knowledge, been threatened with or is under any investigation with respect to, any charge concerning any material violation of any provision of any federal, state, local or foreign law, regulation, ordinance, order or administrative ruling affecting the Insurance Business or the Reinsured Business, and, except as disclosed on Schedule 9(r), neither Seller nor AEGI is, to its knowledge, in default with respect to any order, writ, injunction or decree of any court, arbitration panel, agency or instrumentality affecting the Aviation Business or the Reinsured Business.

(s) Absence of Conflicts. Assuming the receipt of all consents referred to in Section 9(u), the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate, or be in conflict with the charter or by-laws of the Seller or AEGI, (ii) result in the creation of any security interest, claim, lien, charge or encumbrance upon the Aviation Business or the Reinsured Business, (iii) violate any provision of, or result in the breach of any, applicable law, rule or regulation of any governmental body or (iv) violate any order, judgment or decree applicable to the Seller or AEGI, which would materially adversely affect the Aviation Business or the Reinsured Business or the ability of the Seller or AEGI to consummate the transactions contemplated by this Agreement and to perform their obligations hereunder.

(t) Reinsurance Contract. Schedule 9(t) contains a list of all reinsurance treaties and agreements currently in effect with respect to the Aviation Business and the Reinsured Business (the "Reinsurance Contracts").

(u) No Legal Bar. Except as set forth on Schedule 9(u), no consent, authorization, order or approval of, or notice, filing or registration with, any governmental commission, board or other regulatory body or any private party is required for or in connection with the execution and delivery of this Agreement by Seller and AEGI and the consummation by Seller and AEGI of the transactions contemplated hereby, except for those as to which the failure to obtain or give would not materially adversely affect the consummation of the transactions contemplated by this Agreement.

(v) Participation by Third Parties. Seller and AEGI shall indemnify and hold the Purchaser harmless with respect to any claim for any broker's or finder's fees or commissions with respect to the transactions contemplated hereby by anyone found to have been acting on behalf of the Seller or AEGI.

(w) Contracts. Schedule 9(w) sets forth all leases, subleases, license agreements, assumption of liability agreements and fronting arrangements (collectively the "Contracts") to be conveyed by Seller to Purchaser on the Closing Date. Except as set forth on Schedule 9(w) all of the Contracts are in full force, do not require consent, are enforceable in accordance with their terms and there exists no default or event of default, occurrence, condition or act, including, without limitation, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, which constitutes or would constitute (with notice or lapse of time or both) a default under any such Contract.

(x) Disclosure. No representation or warranty made by Seller or AEGI in this Agreement or in any other document furnished in connection herewith contains any misrepresentation of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading.



SECTION 10.   REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASER.

       Purchaser represents, warrants and covenants to Seller and AEGI as follows:

(a) Corporate Existence/Corporate Power. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio, and has the requisite corporate power and authority to consummate the transactions contemplated and perform its obligations under this Agreement and has or will have, prior to the Closing Date, taken all corporate action required by law, its certificate of incorporation, by-laws or otherwise, to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

(b) Enforceability. The execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby will not (i) violate or be in conflict with the charter or by-laws of Purchaser, (ii) violate any provision of, or result in the breach of any, applicable law, rule or regulation of any governmental body or (iii) violate any order, judgment or decree applicable to Purchaser, which would materially adversely affect the ability of Purchaser to consummate the transactions contemplated hereby and to perform its obligations hereunder.

(c) Consents. No consent, license, authorization, appointment, order or approval of, or filing or registration with, any governmental commission, board or other regulatory body or any private party is required for or in connection with the execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated on its part hereby except as set forth on
       Schedule 10(c) hereto.

(d) Participation. No outside parties have participated with respect to the negotiation of this Agreement and the transactions contemplated hereby on behalf of the Purchaser and the Purchaser shall indemnify and hold the Seller harmless with respect to any claim for any broker's or finder's fees or commissions with respect to the transactions contemplated hereby by anyone found to have been acting on behalf of the Purchaser.

(e) Voting by Purchaser. Purchaser shall vote all of its shares of common and preferred stock of AEGI in favor of the transactions contemplated hereby.

SECTION 11.   COVENANTS OF SELLER.

       Seller covenants and agrees with Purchaser as follows:


(a) Seller shall give Purchaser and its counsel, accountants and other representatives access during normal business hours throughout the period prior to the Closing Date to all of the properties, books, contracts, commitments and records personnel and the other aspects of the business of the Seller relating to the Aviation Business and the Reinsured Business, and Seller will furnish and provide reasonable assistance to Purchaser during such period with all such documents, copies of documents and information concerning the Aviation Business and the Reinsured Business as Purchaser may reasonably request. During the period from the date of this Agreement through the Closing Date, Seller and AEGI shall consult in good faith with members of Purchaser's management: (i) with respect to significant developments, transactions and decisions involving the operations of the Seller not prohibited under this Agreement; and (ii) with respect to the development and implementation of business strategies.

(b) Between the date of this Agreement and the Closing Date, except as otherwise contemplated by this Agreement or permitted by the prior consent of Purchaser, and to the extent it is commercially reasonable to do so Seller (i) will conduct the Aviation Business and the Reinsured Business in the ordinary course of business and perform its obligations under all material agreements binding on the Seller relating to the Aviation Business and the Reinsured Business; (ii) will enter into agreements relating to the Aviation Business and the

       Reinsured Business only in the ordinary course of business; (iii) will not make any material change in the operation of the Aviation Business and the Reinsured Business; and (iv) will not make any loss payment with respect to the Aviation Business and Reinsured Business in excess of One Hundred Thousand and 00/100 Dollars ($100,000.00) without prior notice to Purchaser.

(c) Seller shall pay directly to each employee of the Aviation Business that portion of all benefits (including the arrangements, plans and programs set forth in Schedule 9(j)) which has been accrued on behalf of that employee (or is attributable to expenses properly incurred by that employee) as of the Closing Date, except accrued vacation and sick days which shall be assumed by Purchaser ("Accrued Vacation"). No portion of the assets of any plan, fund, program or arrangement, written or unwritten, heretofore sponsored or maintained by Seller or AEGI (and no amount attributable to any such plan, fund, program or arrangement) shall be transferred to Purchaser, and Purchaser shall not be required to continue any such plan, fund, program or arrangement after the Closing Date. The amounts payable on account of all benefit arrangements (other than as specified in the following subsections) shall be determined with reference to the date of the event by reason of which such amounts become payable, without regard to conditions subsequent, and Purchaser shall not be liable for any claim for insurance, reimbursement or other benefits payable by reason of any event which occurs prior to the Closing Date. All employees of Seller who are employed by Purchaser on or after the Closing Date shall be new employees of Purchaser; provided, however, that for purposes of vacation eligibility which Purchaser may make available to its employees, such employees shall be credited with their respective years of service with Seller.

(d) Purchaser acknowledges that for business reasons, Seller has not been able to compile Schedules referred to in Section 9 hereof (together with copies of the documents referred to therein) and Exhibits contemplated by this Agreement prior to the date of this Agreement. Seller covenants that it shall deliver to Purchaser final Schedules (together with copies of the documents referred to therein) and drafts of the Exhibits within twenty (20) business days after the execution and delivery of this Agreement. Purchaser shall have ten (10) business days to review these Schedules and to determine in the good faith exercise of its business judgment whether the items referenced therein are acceptable to Purchaser and review and comment on the Exhibits. If Purchaser, after reasonable consultation with Seller, determines in the good faith exercise of its reasonable business judgment that the items referred to in the Schedules are not acceptable or the parties are unable to negotiate the terms of the Exhibits, Purchaser may terminate this Agreement on five (5) business days written notice to Seller and neither party shall have any further obligations to the other hereunder.

(e) Seller shall give detailed written notice to Purchaser promptly upon the occurrence of any event that would cause or constitute a material breach or would have caused a material breach had such event occurred or been known to Seller prior to the date hereof, of any representations or warranties of Seller contained in this Agreement or in any Schedule referred to herein. Notwithstanding the foregoing, Seller shall have the right from time to time after the date hereof to update the final versions of the Schedules to reflect changes in the Assets or business condition as of the date hereof until ten (10) days before the scheduled time of Closing.
       Updated Schedules shall be promptly furnished to Purchaser, which shall have five (5) business days to review these Schedules and to determine in the good faith exercise of its reasonable business judgment that any items referred to therein are acceptable to Purchaser. If any such items are not acceptable to Purchaser, Purchaser may terminate this Agreement on written notice thereof to Seller and, neither party shall have any further obligations to the other hereunder.



SECTION 12.   CONDITIONS TO CLOSING - PURCHASER.



       The obligations of Purchaser under this Agreement are, at the option of Purchaser, subject to the satisfaction, at or prior to the Closing Date, of the following conditions:

(a) All the terms, covenants and conditions of this Agreement to be complied with and performed by Seller on or before the Closing Date shall have been complied with and performed.

(b) Except for changes between the date hereof and the Closing Date permitted by the terms of this Agreement, the representations and warranties of Seller in this Agreement or in any document or certificate delivered to Purchaser pursuant hereto shall be true and correct in all material respects as of the Closing Date with the same force and effect as though such representations and warranties had been made at and as of the Closing Date.

(c) On the Closing Date, no action or proceeding before any court or governmental body shall be pending or threatened wherein an unfavorable judgment, decree or order would prevent the carrying out of this Agreement or any of the transactions or events contemplated hereby, declare unlawful the transactions or events contemplated by this Agreement or cause such transactions to be rescinded.

(d) Seller shall have received the necessary regulatory and any other approval or approvals of the transactions contemplated herein as may be required by pertinent laws, regulations or agreements.

(e) Seller shall have entered into (i) a Quota Share Reinsurance Agreement in the form attached hereto marked Exhibit A ceding the Reinsured Business to Purchaser and (ii) a Reinsurance Agreement in the form of Exhibit B hereto transferring the Aviation Business to Purchaser.

(f) Seller shall have obtained the consent of reinsurers with respect to at least eighty percent (80%) of the Aviation Business and the Reinsured Business to the transfer to and reinsurance thereof by Purchaser and to the assignment to Purchaser of Seller's rights under the Reinsurance Contracts with such reinsurers.

(g) Seller shall have obtained all consents required in order to convey to Purchaser the Office Lease.

(h) Seller shall have entered into a Claims Servicing Agreement in the form of Exhibit C and a Computer System Use Agreement in the form set forth on Exhibit D.

(i) Purchaser shall have received an opinion of Seller's and AEGI's counsel, in form and substance, reasonably satisfactory to Purchaser.

(j) Seller shall not have entered into any contract or agreement after December 31, 1996 which would adversely affect Purchaser's ability to acquire and conduct the Aviation Business and Reinsured Business as contemplated hereby.

(k) Seller shall have executed the Mutual Release substantially in the form of the attached Exhibit E.

(l) Purchaser shall have received such other certificates, documents and instruments as counsel for Purchaser shall reasonably request.



SECTION 13.   CONDITIONS TO CLOSING - SELLER.



       The obligations of Seller and AEGI under this Agreement are, at the option of Seller and AEGI, subject to the satisfaction, at or prior to the Closing Date, of the following conditions:



(a) All the terms, covenants and conditions of this Agreement to be complied with and performed by Purchaser on or before Closing Date shall have been complied with and performed.

(b) Except for changes between the date hereof and the Closing Date permitted by the terms of this Agreement, the representations and warranties of Purchaser contained in this Agreement or in any document or certificate delivered to Seller pursuant hereto shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though such representations and warranties had been made as of the Closing Date.

(c) On the Closing Date, no action or proceeding before any court or governmental body shall be pending or threatened wherein an unfavorable judgment, decree or order would prevent the carrying out of this Agreement or any of the transactions or events contemplated hereby, declare unlawful the transactions or events contemplated by this Agreement or cause such transactions to be rescinded.

(d) Purchaser shall have received the necessary regulatory and any other approval or approvals of the transactions contemplated herein as may be required by pertinent laws, regulations or agreements.

(e) Purchaser shall have entered into (i) a Quota Share Reinsurance Agreement in the form of Exhibit A hereto, and (ii) a Reinsurance Agreement in the Form of Exhibit B hereto.

(f) Purchaser shall have entered into a Claims Servicing Agreement in the form of Exhibit C hereto and a Computer System Use Agreement in the form set forth on Exhibit D hereto.

(g) The shareholders of Seller and AEGI shall have approved the terms of this Agreement and the transactions contemplated herein.

(h) Seller shall have received an opinion of Purchaser's counsel, in form and substance, reasonably satisfactory to Seller.

(i) Purchaser and American Financial Group, Inc. shall have executed the Mutual Release substantially in the form of the attached Exhibit E hereto.

(j) Seller shall have received such other certificates, documents and instruments as counsel for Seller shall reasonably request.

SECTION 14.   SHAREHOLDER APPROVAL.

       The Seller and AEGI shall take such action necessary to obtain shareholder approval of the transactions contemplated herein as promptly as practicable after the execution of this Agreement. As soon as practicable following the date hereof, the Purchaser and AEGI shall cooperate to prepare promptly and file with the SEC a Proxy or Information Statement with respect to the transactions contemplated by this Agreement (the "Information Statement"). Promptly after the approval by the staff of the Commission of the Information Statement, AEGI shall mail the Information Statement to all holders of AEGI's voting securities. The Purchaser and AEGI shall cooperate with each other in the preparation of the Information Statement and shall advise the other in writing if, prior to the vote of the shareholders of AEGI, any such party shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. Notwithstanding the foregoing, each party shall be responsible for the information and disclosures which it makes or incorporates by reference in all regulatory filings and the Information Statement.

SECTION 15.   REGULATORY APPROVALS.

       Seller, AEGI and Purchaser shall promptly apply for and use their commercially reasonable best efforts to obtain all applicable federal and state regulatory approvals and other approvals required to effectuate the provisions of this Agreement, including all filings under Hart-Scott-Rodino and with the appropriate state insurance commissions.

SECTION 16.   CERTAIN TERMINATIONS.

       Upon execution of this Agreement and notwithstanding any subsequent termination of this Agreement, Purchaser and AEGI's respective obligations pursuant to Section 5.4 of the Securities Purchase Agreement among the parties dated November 5, 1996 shall be terminated.


SECTION 17.   NONCOMPETE/NO SOLICITATION AND OTHER ACTIONS.

(a) After the execution of this Agreement, neither Seller nor AEGI, nor anyone acting on behalf of either of them, shall initiate discussions with any person, concerning a Competing Proposal (as hereinafter defined). The Seller and AEGI may (i) furnish information to, an offeror that seeks to engage in discussions or negotiations, requests information or makes a proposal to acquire the Aviation Business and the Reinsured Business pursuant to a Competing Proposal, if the Seller's and AEGI's directors determine in good faith that such action is required for the discharge of their fiduciary obligations, after consultation with independent legal and financial advisors, who may be the Seller's and AEGI's regularly engaged legal counsel and financial advisors (a "Director Duty"); (ii) comply with Rule 14d-9 or Rule 14e-2 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act") with regard to a tender or exchange offer; (iii) make any disclosure to the Seller's and AEGI's shareholders in accordance with a Director Duty;
       (iv) fail to make, modify or amend its recommendations, consents or approvals referred to herein in accordance with a Director Duty; (v) terminate this Agreement and enter into an agreement providing for a Competing Proposal in accordance with a Director Duty; or (vi) take any other action as may be appropriate in order for the Seller's and AEGI's Board of Directors to act in a manner that is consistent with their fiduciary obligations under applicable law. In the event that the Seller or AEGI or any of their officers, directors, employees, agents, advisors or other representatives participate in discussions or negotiations with, or furnish information to an offeror that seeks to engage in such discussions or negotiations, requests information or makes a Competing Proposal, then, subject to any confidentiality requirements of an offeror (i) the Seller and AEGI shall immediately disclose to the Purchaser the decision of the Seller's and AEGI's directors; (ii) the identity of the offeror; and (iii) copies of all information or material not previously furnished to Purchaser which the Seller or AEGI, or their agents, provides or causes to be provided to such offeror or any of its officers, directors, employees, agents, advisors or representatives. For purposes of this Agreement, Competing Proposal means a bona fide offer to the Seller, AEGI, or the stockholders of AEGI from a Qualified Third Party (as hereinafter defined). "Qualified Third Party" means an entity directly or indirectly having (i) the underwriting capacity of an insurance carrier rated "A" by A.M. Best Company, (ii) policyholders surplus of Two Hundred Fifty Million and 00/100 Dollars ($250,000,000.00); and (iii) agreed to assume all of Purchaser's reinsurance obligations arising under Section 3 hereof.

(b) As of the Closing Date, Purchaser shall offer employment to, and Seller shall use its best efforts to assist Purchaser in employing as new employees of Purchaser, all persons presently engaged in the Aviation Business except those persons identified on Schedule 17(b) (the "Employees"). Seller shall terminate effective as of the Closing Date all employment agreements it has with any of the Employees, except for employment agreements of Nick Walton and Bob Conrey, which agreements shall be assumed by Purchaser. Until the third (3rd) anniversary of the Closing Date, (1) Seller, AEGI and any of their Affiliates will not directly or indirectly solicit or offer employment to any Employee (i) who did not become an employee of Purchaser, (ii) who is then an employee of Purchaser, or (iii) who has terminated such employment without the consent of Purchaser within one hundred eighty (180) days of such solicitation or offer, and (2) Purchaser will not directly or indirectly solicit or offer employment to any person who, after the Closing Date is then an employee of Seller or who has terminated such employment without the consent of Seller within one hundred eighty (180) days of such solicitation or offer. For purposes hereof, "Affiliate" means any Person which directly or indirectly controls, or is controlled by, or is under common control with, any Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. The term "Affiliate" does not include the Purchaser nor any of its subsidiaries or affiliates. "Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, limited liability company, governmental authority or other entity of whatever nature.

(c) Seller, AEGI and each of their affiliates agrees that for a period of three (3) years after the Closing Date, neither Seller, AEGI or any of their subsidiaries will, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, any business whether in corporate proprietorship or partnership form or otherwise as more than a five percent (5%) owner in such business where such business is competitive with the Aviation Business. The parties hereto specifically acknowledge and agree that the remedy at law for any breach of the foregoing will be inadequate and that the Purchaser, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage. In the event that the provisions of this Section 17 should ever be deemed to exceed the non-competition and non-disclosure restrictions provided by applicable law, then the parties hereto agree that such provisions shall be reformed to set forth the maximum limitations permitted.

(d) Upon the execution of this Agreement, the Purchaser shall have received a written commitment from Mason Best Company L.P. substantially in the form of the attached Exhibit F that, among other matters, it will vote its shares of the common stock of AEGI in favor of the transactions contemplated herein.


SECTION 18.   TERMINATION.

       Notwithstanding any other provision contained herein, this Agreement may be terminated at any time prior to the Closing Date:

(a)    by mutual written consent of the Seller, AEGI and the Purchaser;

(b) by the Seller, AEGI or the Purchaser, upon written notice to the other party, if the Closing shall not have occurred on or prior to the Termination Date, unless such failure of consummation shall be due to the failure of the party seeking such termination to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by such party;

(c) by the Seller, AEGI or the Purchaser, upon written notice to the other parties, if a governmental authority of competent jurisdiction shall have issued an injunction, order or decree enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such injunction, order or decree shall have become final and non-appealable or if a governmental authority has otherwise made a final determination that any required regulatory consent would not be forthcoming; provided, however, that the party seeking to terminate this Agreement pursuant to this clause has used all commercially reasonable efforts to remove such injunction, order or decree;

(d) by the Seller or AEGI if the Board of Directors of the Seller or AEGI determines in accordance with a Director Duty that such termination is required by reason of a Competing Proposal; or

(e) by the Seller, AEGI or the Purchaser if the Board of Directors of the Seller and AEGI shall have withdrawn or modified in a manner materially adverse to the Purchaser its approval of the adoption of this Agreement, because the Boards of Directors have determined to recommend to the Seller's and AEGI's shareholders or approve a Competing Proposal, in accordance with a Director Duty; provided, however, that any communication that advises that Seller or AEGI has received a Competing Proposal shall in no event be deemed a withdrawal or modification adverse to the Purchaser of its approval of this Agreement.

SECTION 19.   EFFECT OF TERMINATION.

       In the event that this Agreement is terminated pursuant to clause 18(d) or 18(e) hereof, then the Purchaser shall be entitled to a cash payment within five (5) days of the termination date from Seller of One Million Seven Hundred Fifty Thousand and 00/100 Dollars ($1,750,000.00).

SECTION 20.   INDEMNIFICATION.

       Section 20.1 General Indemnification Obligation of Seller and AEGI. From and after the Closing, each of Seller and AEGI, jointly and severally, will reimburse, indemnify and hold harmless Purchaser and its successors and assigns (an "Indemnified Purchaser Party") against and in respect of:

(a) Any and all damages, losses, deficiencies, liabilities, costs and expenses incurred or suffered by any Indemnified Purchaser Party that result from, relate to or arise out of:

       (i) any and all liabilities and obligations of Seller of any nature whatsoever, except for the Assumed Liabilities; or

       (ii) any misrepresentation, breach or warranty or nonfulfillment of any agreement or covenant on the part of Seller or AEGI under this Agreement, or from any misrepresentation in or omission from any certificate, schedule, statement, document or instrument furnished to Purchaser pursuant hereto or in connection with the negotiation, execution or performance of this Agreement; and

(b) Any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section 20.1.

       Section 20.2 General Indemnification Obligation of Purchaser. From and after the Closing, Purchaser will reimburse, indemnify and hold harmless Seller, AEGI and their successors or assigns (an "Indemnified Seller Party") against and in respect of:

(a) Any and all damages, losses, deficiencies, liabilities, costs and expenses incurred or suffered by any Indemnified Seller Party that result from, relate to or arise out of:

       (i)    the Assumed Liabilities; or

       (ii) any misrepresentation, breach of warranty or non-fulfillment of any agreement or covenant on the part of Purchaser under this Agreement, or from any misrepresentation in or omission from any certificate, schedule, statement, document or instrument furnished to Seller pursuant hereto or in connection with the negotiation, execution or performance of this Agreement; and

(b) any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section 20.2.

       Section 20.3 Method of Asserting Claims, Etc. In the event that any claim or demand for which Seller or AEGI would be liable to an Indemnified Purchaser Party hereunder is asserted against or sought to be collected from an Indemnified Purchaser Party by a third party, the Indemnified Purchaser Party shall promptly notify Seller and AEGI of such claim or demand, specifying the nature of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand) (the "Claim Notice"). Seller and AEGI shall have ten (10) days from the personal delivery or mailing of the Claim Notice (the "Notice Period") to notify the Indemnified Purchaser Party,
(A) whether or not they dispute their liability to the Indemnified Purchaser Party hereunder with respect to such claim or demand and (B) notwithstanding any such dispute, whether or not they desire, at their sole cost and expense, to defend the Indemnified Purchaser Party against such claims or demand.

(a) In the event that Seller or AEGI notifies the Indemnified Purchaser Party within the Notice Period that they desire to defend the Indemnified Purchaser Party against such claim or demand then, except as hereinafter provided, Seller or AEGI, respectively, shall have the right to defend the Indemnified Purchaser Party by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by them to a final conclusion in such a manner as to avoid any risk of Indemnified Purchaser Party becoming subject to liability for any other matter; provided, however, Seller and AEGI shall not, without the prior written consent of the Indemnified Purchaser Party, consent to the entry of any judgment against the Indemnified Purchaser Party or enter into any settlement or compromise which does not include, as an unconditional term thereof, the giving of the claimant or plaintiff to the Indemnified Purchaser Party of a release, in form and substance satisfactory to the Indemnified Purchaser Party, as the case may be, from all liability in respect of such claim or litigation. If any Indemnified Purchaser Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense.

(b)    (i)    If Seller or AEGI elects not to defend the Indemnified Purchaser
              Party against such claim or demand, whether by not giving the Indemnified Purchaser Party timely notice as provided above or otherwise, then the amount of any such claim of demand, or if the same be defended by Seller or AEGI or by the Indemnified
              Purchaser Party (but no Indemnified Purchaser Party shall have any obligation to defend any such claim or demand), then that portion thereof as to which such defense is unsuccessful, in each case shall be conclusively deemed to be a liability of Seller and AEGI hereunder.

       (ii) In the event an Indemnified Purchaser Party should have a claim against Seller or AEGI hereunder that does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Purchaser Party shall promptly send a Claim Notice with respect to such claim to Seller and AEGI. If Seller or AEGI does not notify the Indemnified Purchaser Party within the Notice

              Period that it disputes such claim, the amount of such claim shall be conclusively deemed a liability of Seller or AEGI, respectively, hereunder.

(c) All claims for indemnification by an Indemnified Seller Party under this Agreement shall be asserted and resolved under the procedures set forth above substituting in the appropriate place "Indemnified Seller Party" for "Indemnified Purchaser Party" and variations thereof and "Purchaser" for "Seller and AEGI."

       Section 20.4  Payment.  Upon the determination of the liability under
Section 20.3 hereof, the appropriate party shall pay to the other, as the case may be, within ten days after such determination, the amount of any claim for indemnification made hereunder. In the event that the indemnified party is not paid in full for any such claim pursuant to the foregoing provisions promptly after the other party's obligation to indemnify has been determined in accordance herewith, it shall have the right, notwithstanding any other rights that it may have against any other person, firm or corporation, to setoff the unpaid amount of any such claim against any amounts owed by it under any agreements entered into pursuant to this Agreement or any of the documents executed in connection herewith. Upon the payment in full of any claim, either by setoff or otherwise, the entity making payment shall be subrogated to the rights of the indemnified party against any person, firm or corporation with respect to the subject matter of such claim.

       Section 20.5 Other Rights and Remedies Not Affected. The indemnification rights of the parties under this Section 20 are independent of and in addition to such rights and remedies as the parties may have at law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party hereto, including without limitation the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby.

       Section 20.6 Limitations on Amount -- Seller and AEGI. Seller and AEGI will have no liability (for indemnification or otherwise) with respect to the matters described in Section 20.1 until the total of all damages actually paid or incurred by an Indemnified Purchaser Party with respect to such matters exceeds One Million and 00/100 Dollars ($1,000,000.00), and then only for the amount by which such damages actually paid or incurred by an Indemnified Purchaser Party exceed One Million and 00/100 Dollars ($1,000,000.00). The maximum aggregate obligation of Seller and AEGI with respect to all matters for which an Indemnified Purchaser Party may seek indemnification under Section 20.1(ii) of this Agreement for misrepresentation or breach of warranty shall not exceed Twenty Million and 00/100 Dollars ($20,000,000.00).

       Section 20.7 Limitations on Amount - Purchaser. The maximum aggregate obligation of Purchaser to the Seller and AEGI with respect to all matters for which AEGI or Seller may seek indemnification under Section 20.2(ii) of this Agreement for misrepresentation or breach of warranty shall not exceed Twenty Million and 00/100 Dollars ($20,000,000.00).

       Section 20.8 Applicable Definitions. For purposes of this Agreement, a Person shall be deemed to have "Knowledge" or "knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter, or an individual who is not negligent could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation of the books and records concerning the existence of such fact or other matter. A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, as a director, officer, partner, executor or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.


SECTION 21.   COMPLIANCE WITH BULK SALES LAWS.

       Purchaser and Seller hereby waive compliance by Purchaser and Seller with the bulk sales law and any other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement. Seller and AEGI shall indemnify Purchaser from, and hold it harmless against, any liabilities, damages, costs and expenses resulting from or arising out of
(i) the parties' failure to comply with any of such laws in respect of the transactions contemplated by this Agreement, or (ii) any action brought or levy made as a result thereof, other than those liabilities which have been expressly assumed, on such terms as expressly assumed, by Purchaser pursuant to this Agreement.


SECTION 22.   DEFAULT UNDER THE AGREEMENT.

       If any party shall default in the performance of its obligations hereunder, the non-defaulting parties shall retain all rights and remedies, whether arising in equity or at law, including actions for specific performance and damages, as a result of the default by the other party under this Agreement, unless, the non-defaulting party, after receipt of written notice of such default elects to consummate the transactions hereunder.


SECTION 23.   TRANSITION.

(a) Purchaser shall use its best efforts to accomplish as soon as possible all necessary operational, systems, contractual and legal requirements on its part to issue where commercially desirable, policies of insurance as the Aviation Business and the Reinsured Business renews. This undertaking by Purchaser shall terminate, at Purchaser's option, upon Purchaser's good faith belief that the Closing shall not occur by the Termination Date.

(b) From and after the Closing Date, upon either party's request, the parties shall cooperate with each other in all reasonable respects, and execute and deliver such documents and take such other actions as are necessary to effectuate the transfer of the Aviation Business and the

       Reinsured Business to Purchaser and Purchaser's continuation thereof as contemplated by this Agreement. In this regard, Seller shall, if requested by Purchaser, continue to renew policies of insurance included in the Aviation Business and the Reinsured Business in a manner consistent with Seller's prior practices and underwriting standards, to the extent that, despite Purchaser's best efforts, Purchaser is not operationally capable of issuing its own policy of insurance upon renewal of such policies; provided, however, that no such policy shall be issued by Seller with an effective date after July 31, 1997.


SECTION 24.   SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

       The representations, warranties, covenants and agreements of Seller, AEGI and Purchaser contained in this Agreement or in any document delivered pursuant to the terms of this Agreement, shall survive the Closing hereunder for a period of one (1) year.


SECTION 25.   FEES AND EXPENSES.

       Each of the parties hereto shall be responsible for their own expenses (including, but not limited to, legal and accounting expenses) incident to the execution of this Agreement and the consummation of the transactions contemplated hereby whether or not such transactions shall be consummated.


SECTION 26.   PRESS RELEASES.

       Neither party shall make any press release or public announcement concerning this Agreement or the transactions contemplated hereby without the consent of the other party.


SECTION 27.   NOTICES.

       All notices, requests, demands and other communications hereunder must be in writing and shall be deemed to have been duly given (a) upon receipt if delivered by hand, and (b) three days after mailing if mailed by first-class, registered or certified mail, return receipt request, postage and registry fees prepaid and addressed as follows:

       If to Purchaser:

       Great American Insurance Company
       580 Walnut Street
       Cincinnati, Ohio 45202
       Attention: Gary J. Gruber

       If to Seller:

       American Eagle Insurance Company
       12801 N. Central Expressway, Suite 800
       Dallas, Texas  75243
       Attention:  President

       If to AEGI:

       American Eagle Group, Inc.
       12801 N. Central Expressway, Suite 800
       Dallas, Texas 75243
       Attention:  President

Addresses may be changed by notice in writing signed by the addressee.


SECTION 28.   MISCELLANEOUS.

       This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Ohio. Neither this Agreement nor any terms hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom or which enforcement of such change, waiver, discharge or termination is sought. In the event a court of competent jurisdiction modifies any provision of this Agreement, the remaining provisions of this Agreement shall remain in full force and effect and the modified provision shall be abided by the parties as so modified by the court. The invalidity or unenforceability of any term or provision, or any clause, or portion thereof, of this Agreement shall in no way impair or affect the validity or enforceability of any other term or provision of this Agreement, which shall remain in full force and effect. This Agreement and the Schedules attached hereto embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings relating to the subject matter hereof. No party hereto has made any representation, warranty or covenant in connection with the matters set forth herein except as expressly stated herein. All the terms of this Agreement shall be binding upon the successors and assigns of the parties hereto and shall inure to the benefit of and be enforceable by the parties hereto, their successors and assigns; provided however, that this Agreement may not be assigned by either party hereto without the prior written consent of the other, which consent shall not be unreasonably withheld. Failure to insist upon strict compliance with any terms, covenants or conditions hereof shall not be deemed a waiver of such terms, covenants or conditions, nor shall any waiver or relinquishment of such right at any other time or times be deemed a waiver or relinquishment of such right at any other time or times. The headings of this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning thereof. This Agreement may be executed simultaneously in several counterparts, each of which shall constitute one and the same instrument. Schedules and Exhibits are made a part of this Agreement as though set forth in full herein.

     [Remainder of page intentionally left blank.  Signature Page follows.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first above written.



                                           GREAT AMERICAN INSURANCE COMPANY


                                           BY:
                                              ----------------------------------
                                           Name:
                                                --------------------------------
                                           Title:
                                                 -------------------------------


                                           AMERICAN EAGLE INSURANCE COMPANY


                                           BY:
                                              ----------------------------------
                                           Name:
                                                --------------------------------
                                           Title:
                                                 -------------------------------


                                           AMERICAN EAGLE GROUP, INC.


                                           BY:
                                              ----------------------------------
                                           Name:
                                                --------------------------------
                                           Title:
                                                 -------------------------------